Filed pursuant to Rule 424(b)(2)
Registration No. 333-250800

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933 but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 9, 2021

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 20, 2020)

$

Electronic Arts Inc.

$                 % Senior Notes due 20

$                 % Senior Notes due 20

We are offering $         aggregate principal amount of our     % Senior Notes due 20     (the “20     notes”) and $         aggregate principal amount of our     % Senior Notes due 20     (the “20     notes” and, together with the 20     notes, the “notes”). The 20     notes and the 20     notes will bear interest at a rate of     % and     % per annum, respectively. We will pay interest on the notes semi-annually in arrears on                    and             of each year, beginning on                    , 2021. The 20     notes and the 20     notes will mature on                     , 20     and             , 20    , respectively.

We may redeem the notes of each series in whole at any time or in part from time to time at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement. Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s notes at a price equal to 101% of the aggregate principal amount of the notes to be repurchased plus any accrued and unpaid interest on such notes to, but excluding, the repurchase date.

The notes will be our senior unsecured obligations and will rank equally with all our other existing and future unsubordinated obligations. There is no sinking fund for the notes. The notes are not, and are not expected to be, listed on any securities exchange.

Investing in the notes involves risks. See “Cautionary Note Regarding Forward-Looking Statements” on page S-iv and the risks described under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement and under the heading “Risk Factors” in our periodic reports that we file with the Securities and Exchange Commission before investing in the notes.

	Price to Public(1)		Underwriting Discounts		Proceeds to Us (Before Expenses)
Per 20 note		%		%		%
20 note total	$		$		$
Per 20 note		%		%		%
20 note total	$		$		$
Total	$		$		$

(1)	Plus accrued interest, if any, from February , 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about February     , 2021 only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking S.A.

Joint Book-Running Managers

J.P. Morgan	BofA Securities

The date of this prospectus supplement is February     , 2021.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and other matters relating to us. The second part is the accompanying prospectus, which provides more general information about the securities we may offer from time to time, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the headings “Where You Can Find Additional Information” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus before making an investment decision.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

We have not, and the underwriters have not, authorized any person to provide you with any information or to make any representation other than as contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you and the information incorporated by reference in such documents. We and the underwriters do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. The information appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you is accurate only as of the date of this prospectus supplement, the accompanying prospectus or any such free writing prospectus or the date of the document in which incorporated information appears unless otherwise noted in such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “Electronic Arts,” the “Company,” “we,” “us,” and “our” refer to Electronic Arts Inc. References to “securities” include any security that we might offer under this prospectus supplement and the accompanying prospectus. References to “$” and “dollars” are to United States dollars. References to “GAAP” are to accounting principles generally accepted in the United States.

Some of the market and industry data contained or incorporated by reference in this prospectus supplement are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained or incorporated by reference in this prospectus supplement, and beliefs and estimates based on such data, may not be reliable.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you and the offering of the notes in certain jurisdictions may be restricted by law. We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted. Persons who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-ii

Our fiscal year is reported on a 52- or 53-week period that ends on the Saturday nearest March 31. Our results of operations for the fiscal years ended March 31, 2020, 2019 and 2018 each contained 52 weeks and ended on March 28, 2020, March 30, 2019 and March 31, 2018, respectively. Our current fiscal year began on March 29, 2020, contains 53 weeks and will end on April 3, 2021. For simplicity of disclosure, all fiscal periods in this prospectus supplement are referred to as ending on a calendar month-end.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, made in this prospectus supplement and the accompanying prospectus, including those incorporated by reference, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “predict,” “seek,” “goal,” “will,” “may,” “likely,” “should,” “could” (and the negative of any of these terms), “future” and similar expressions to identify forward-looking statements. In addition, any statements that refer to projections of our future financial performance, trends in our business, projections of markets relevant to our business, uncertain events and assumptions and other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements consist of, among other things, statements related to the impact of the COVID-19 pandemic to our business, operations and financial results, industry prospects, our future financial performance, and our business plans and objectives, and may include certain assumptions that underlie the forward-looking statements. These forward-looking statements are not guarantees of future performance and reflect management’s current expectations. Our actual results could differ materially from those discussed in the forward-looking statements. We assume no obligation to revise or update any forward-looking statement for any reason, except as required by law. Some of the factors which could cause our actual results to differ materially from those described or incorporated by reference herein include the following:

Strategic Risks

•	Our business is intensely competitive. We may not deliver successful and engaging products and services, or consumers may prefer our competitors’ products or services over our own.

•

We may not meet our product and live service development schedules and key events, sports seasons and/or movies that are tied to our product and live service release schedule may be delayed, cancelled or poorly received.

•	Our industry changes rapidly and we may fail to anticipate or successfully implement new or evolving technologies, or adopt successful business strategies, distribution methods or services.

•	Negative perceptions about our business, products and services and the communities within our products and services may damage our business, and we may incur costs to address concerns.

•	During the transition period to new console systems, our operating results may be more volatile.

•	External game developers may not meet product development schedules or otherwise honor their obligations.

•

Our business depends on the success and availability of consoles, systems and devices developed by third parties and our ability to develop commercially successful products and services for those consoles, systems and devices.

•	We may experience declines or fluctuations in the recurring portion of our business.

•	We could fail to successfully adopt new business models.

•	Acquisitions, investments, divestitures and other strategic transactions could result in operating difficulties and other negative consequences.

•	We may be unable to maintain or acquire licenses to include intellectual property owned by others in our games, or to maintain or acquire the rights to publish or distribute games developed by others.

•	Our business partners may be unable to honor their obligations to us or their actions may put us at risk.

•	A significant portion of our packaged goods sales are made to a relatively small number of retail and distribution partners, and these sales may be disrupted.

S-iv

Operational Risks

•	Catastrophic events may disrupt our business.

•	We may experience security breaches and cyber threats.

•	We may experience outages, disruptions or degradations in our services, products and/or technological infrastructure.

•	We may not attract, train, motivate and retain key personnel.

•	Our marketing and advertising efforts may fail to resonate with consumers.

•	We rely on the consoles, systems and devices of partners who have significant influence over the products and services that we offer in the marketplace.

•	The products or services we release may contain defects, bugs or errors.

Legal and Compliance Risks

•

Our business is subject to complex and prescriptive regulations regarding consumer protection and data privacy practices, and could be adversely affected if our consumer protection, data privacy and security practices are not adequate, or perceived as being inadequate.

•	Government regulations applicable to us may negatively impact our business.

•	We may be subject to claims of infringement of third-party intellectual property rights.

•	From time to time we may become involved in other legal proceedings.

•	Our products and brands are subject to intellectual property infringement, including in jurisdictions that do not adequately protect our products and intellectual property rights.

Financial Risks

•	Our financial results are subject to currency and interest rate fluctuations.

•	We utilize debt financing and such indebtedness could adversely impact our business and financial condition.

•	Changes in our tax rates or exposure to additional tax liabilities, and changes to tax laws and interpretations of tax laws could adversely affect our earnings and financial condition.

•	Our reported financial results could be adversely affected by changes in financial accounting standards.

General Risks

•	Our business is subject to economic, market and geopolitical conditions.

•	Our stock price has been volatile and may continue to fluctuate significantly.

Risks and uncertainties that may affect our future results include, but are not limited to, those described above and those discussed under the heading “Risk Factors” of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our most recent Annual Report on Form 10-K and our most recent subsequent Quarterly Report on Form 10-Q. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” in this prospectus supplement. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

S-v

SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-8 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the “Risk Factors” sections in our periodic reports that we file with the SEC. This summary is not complete and does not contain all of the information you should consider before purchasing the notes.

Our Company

We are a global leader in digital interactive entertainment. We develop, market, publish and deliver games, content and services that can be played and watched on game consoles, PCs, mobile phones and tablets.

Our Strategic Pillars

Our strategy is to create amazing games and content, powered by services, delivered to a large, global audience. We believe that the breadth and depth of our portfolio, live services offerings, and our use of multiple business models and distribution channels provide us with strategic advantages. These advantages include the opportunity to engage an increasing number of players across more distribution channels and geographies, and dependable sources of revenue from our annualized sports franchises (such as FIFA and Madden NFL), our console, PC and mobile catalog titles (i.e., titles that did not launch in the current fiscal year), and our live services.

Amazing Games and Content, Powered by Services

Our foundation is a portfolio of intellectual property from which we create innovative games and content that enables us to build on-going and meaningful relationships with communities of players, creators and viewers. Our portfolio includes brands that we either wholly own (such as Battlefield, The Sims, Apex Legends, Need for Speed and Plants v. Zombies) or license from others (such as FIFA, Madden NFL and Star Wars).

We develop and publish games and services across diverse genres, such as sports, first-person shooter, action, role-playing and simulation. We have added to the breadth of our portfolio in recent years by, among other things, launching Star Wars Jedi: Fallen Order, a single-player action-adventure game based in the Star Wars universe, and Apex Legends, our first free-to-play console game, as well as by expanding the ways in which players can engage with The Sims 4. The depth of our portfolio is demonstrated by providing players with opportunities for choice within genres and franchises. For example, our sports portfolio includes the FIFA (soccer), Madden NFL (American football), NHL (ice hockey), and UFC (ultimate fighting) franchises, among others. And within our franchises we have innovated by providing multiple modalities of play designed to satisfy the various motivations of our players. For example, within FIFA 20, in addition to the professional soccer simulation base game, players can also engage with FIFA Ultimate Team, designed for players motivated by competition and self-improvement as well as VOLTA FOOTBALL, designed for players that play for social connection and self-expression. FIFA is our largest and most popular game and franchise, and the annualized console and PC game is consistently one of the best-selling games in the marketplace. Net revenue from FIFA 20, FIFA 19, and FIFA 18 represented approximately 12 percent of our total net revenue in fiscal year 2020, approximately 14 percent of our total net revenue in fiscal year 2019 and approximately 11 percent of our total net revenue in fiscal year 2018, respectively.

We seek to add to the breadth and depth of our portfolio by investing in developing and establishing new brands as well as investing in our partnerships with external game developers to create games and content that we bring to market.

In addition, through our live services offerings, we offer our players high-quality experiences designed to provide value to players and extend and enhance gameplay. These live services include extra content, subscription offerings and other revenue generated outside of the sale of our base games. Our digital live services net revenue represented 51 percent of our total net revenue during fiscal year 2020. We expect that live services net revenue, particularly extra content net revenue, will continue to be material to our business. Our most popular live service is the extra content purchased within the Ultimate Team mode associated with our sports franchises. Ultimate Team allows players to collect current and former professional players in order to build, and compete as, a personalized team. Net revenue from Ultimate Team represented approximately 27 percent, 28 percent and 23 percent of our total net revenue during fiscal year 2020, 2019 and 2018, respectively, a substantial portion of which was derived from FIFA Ultimate Team. In addition, in fiscal year 2020, we provided players with additional engagement opportunities through new maps, vehicles and more in Battlefield V, new ways to play across eras in Star Wars Battlefront II, launched four seasons of content for Apex Legends and released five additional content packs for The Sims 4 on PC.

Within our games and live services, we offer additional services that are designed to connect players to their friends and to the games they love, such as access to online marketplaces and in-game player rewards and achievements, which such services do not directly monetize. We also are investing in a number of long-term service-based initiatives that we believe will allow us to better serve and deepen our engagement with our players, such as an infrastructure that will enable us to better deliver content that will resonate with players and provide more choice in the way that players connect with their games, with each other, and with new types of content, and our esports initiatives. We believe that the interest and enthusiasm that surrounds esports will drive engagement and monetization in our products and services in addition to providing revenue opportunities through partnerships with sponsors and broadcasters.

Delivered to a Large, Global Audience

We are focused on reaching more players whenever and wherever they want to play. We believe that we can add value to our network by making it easier for players to connect to a world of play by offering choice of business model, distribution channel and device. Our games and services can be played and watched on consoles, PCs, mobile phones, tablets, and reach our players through both digital distribution channels and retail channels. Players can access our games and services through traditional single-game purchases or through our subscription offerings; and certain of our games and services are available through a “free-to-play” model whereby players download the game for free and engage with services provided on an ongoing basis. For example, we develop products and services within the FIFA franchise that allow players to engage with FIFA through multiple business models, distribution channels and devices, including: (1) our annualized console and PC games and associated services, which can be purchased through both digital distribution and retail channels and also are available through our subscription services; (2) FIFA Mobile, a mobile free-to-play offering; and (3) FIFA Online, a PC free-to-play game available in certain Asian countries.

Digitally, our console games and live services can be purchased through third-party storefronts, such as the digital stores of our console partners Sony, Microsoft and Nintendo. Our direct sales to Sony and Microsoft represented approximately 32 percent and 17 percent of total net revenue, respectively, in fiscal year 2020; approximately 29 percent and 16 percent of total net revenue, respectively, in fiscal year 2019; and approximately 27 percent and 16 percent of total net revenue, respectively, in fiscal year 2018. Our mobile and tablet games and services are available through third-party application storefronts such as the Apple App Store and Google Play. Our PC games and services can be downloaded directly through Origin, our digital storefront, as well as through third-party online download stores, such as Steam. We also partner with third parties to publish our mobile and PC games and services in certain Asian territories, such as our partnerships with Tencent Holdings Limited and Nexon Co. Ltd. for FIFA Online in China and Korea, respectively. From time to time, third parties will publish mobile and tablet games and services under a license to certain of our intellectual property assets.

We also offer our EA Play subscription service on consoles and PC as we look to build deeper relationships with our players and offer increased choice and flexibility for our players to try new games. Our subscription services allow players access to a selection of our console and PC games and services for a monthly or annual fee.

Our packaged goods games are sold directly to mass market retailers, specialty stores and through distribution arrangements.

New distribution methods and business models are expected to continue to emerge in the future, and we intend to evaluate these opportunities on a case-by-case basis.

Recent Developments

On February 8, 2021, we announced that we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Glu Mobile Inc., a Delaware corporation (“Glu”) and Giants Acquisition Sub, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), pursuant to which we will acquire Glu (the “Acquisition”). Under the terms of the Merger Agreement, Glu stockholders will receive $12.50 in cash for each outstanding share of Glu’s common stock, representing an equity value of approximately $2.4 billion and total enterprise value of approximately $2.1 billion, including Glu’s net cash of $364 million. The consummation of the Acquisition is subject to certain customary closing conditions, including antitrust clearance. The foregoing description of the Acquisition and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on February 8, 2021, and is incorporated into this prospectus supplement by reference. The Acquisition is expected to close in the first quarter of fiscal year 2022, subject to approval by the Glu stockholders, the receipt of required regulatory approvals and other customary closing conditions.

Corporate Information

Our principal executive offices are located at 209 Redwood Shores Parkway, Redwood City, California, 94065. Our telephone number at this address is (650) 628-1500, and our fax number is (650) 628-1405. Internationally, we conduct business through our international headquarters in Switzerland and have wholly-owned subsidiaries throughout the world, including offices in Europe, Australia, Asia and Latin America.

Investor inquiries should be directed to Investor Relations at the address and telephone number of our principal executive offices set forth above. Our website is www.ea.com. The information contained on, or accessible through, our website is not part of this prospectus supplement.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. A more detailed description of the terms and conditions of the notes is contained under the heading “Description of Notes” in this prospectus supplement and under the heading “Description of the Debt Securities” in the accompanying prospectus. As used in this section, “we,” “our,” and “us” refer to Electronic Arts Inc. and not to its consolidated subsidiaries.

Issuer	Electronic Arts Inc.

Notes Offered	$ aggregate principal amount of notes, consisting of:

•	$ aggregate principal amount of % Senior Notes due 20 ; and

•	$ aggregate principal amount of % Senior Notes due 20 .

Maturity Dates	The 20 notes will mature on , 20 , and the 20 notes will mature on , 20 , unless earlier redeemed or repurchased.

Interest Rate	The 20 notes will bear interest at a rate of % per annum, and the 20 notes will bear interest at a rate of % per annum.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on each and , beginning on , 2021.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all our other existing and future unsubordinated obligations, including our 4.80% senior notes due 2026 (the “existing notes”), and any indebtedness we may incur from time to time under our senior unsecured revolving credit facility (the “credit facility”). The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to the indebtedness and liabilities of our subsidiaries.

As of December 31, 2020, we and our subsidiaries had total consolidated indebtedness of $400 million (excluding $600 million of our 3.70% senior notes due 2021 that were redeemed on February 1, 2021), none of which was secured indebtedness, and our subsidiaries had no indebtedness and $841 million of other liabilities (including trade payables, but excluding intercompany obligations, deferred net revenue and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP as in effect in the jurisdiction of incorporation of such subsidiary).

Optional Redemption	We may redeem the notes of each series in whole at any time or in part from time to time at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s notes at a price equal to 101% of the aggregate principal amount of the notes to be repurchased plus any accrued and unpaid interest on such notes to, but excluding, the repurchase date.

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability and the ability of our restricted subsidiaries (as defined herein) to:

•	create certain liens;

•	enter into certain sale and leaseback transactions; and

•	consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants will be subject to a number of significant qualifications and exceptions. You should read “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of the Debt Securities—Covenants” and “Description of the Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus for a description of these covenants. Exceptions to these covenants will allow us and our subsidiaries to incur liens with respect to certain of our assets.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including but not limited to acquisitions (including, for example, the recently announced Glu transaction). See “Use of Proceeds” in this prospectus supplement.

Denominations	The notes will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Form of Notes	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, the Euroclear System or Clearstream Banking, S.A., as described under “Description of Notes—Book-Entry; Delivery and Form; Global Notes” and “Description of Notes—Euroclear and Clearstream, Luxembourg” in this prospectus supplement.

Further Issuances

We may, without the consent of existing holders, create and issue additional notes of any series having the same terms as, and ranking equally with, the notes of the corresponding series (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with the notes of the corresponding series; provided that if the additional notes are not fungible with the outstanding notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

No Listing	We do not intend to list the notes on any securities exchange or automated dealer quotation system. The notes will be new securities for which there currently is no public market. See “Risk Factors—Risks Related to the Notes—There may not be active trading markets for the notes” in this prospectus supplement.

U.S. Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal, state and local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Certain United States Federal Income Tax Considerations” in this prospectus supplement.

Trustee	U.S. Bank National Association.

Governing Law	New York law will govern the indenture and the notes.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement and under the heading “Risk Factors” in our periodic reports that we file with the SEC, as well as the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you, before investing in any of the notes offered hereby.

Summary Selected Consolidated Financial Data

The following tables present our summary selected consolidated financial data. The summary selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (the “2020 Form 10-K”) and in our Quarterly Report on Form 10-Q for the three and nine months ended December 31, 2020 (the “Q3 2021 Form 10-Q”), each of which is incorporated by reference herein. The unaudited consolidated statement of operations data for the nine months ended December 31, 2020 and 2019 and the unaudited balance sheets data as of December 31, 2020 are derived from the Q3 2021 Form 10-Q and reflect all adjustments (consisting only of normal recurring accruals unless otherwise indicated) that, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. The results of operations for the nine months ended December 31, 2020 are not necessarily indicative of results to be expected for the current fiscal year or any other period.

Consolidated Statement of Operations Data

(in millions, except per share amounts)

	For the Nine Months Ended December 31,		For the Fiscal Year Ended March 31,
	2020	2019	2020	2019	2018
Statements Of Operations Data:
Net revenue	$4,283	$4,150	$5,537	$4,950	$5,150
Cost of revenue	1,175	1,100	1,369	1,322	1,277

Gross profit	3,108	3,050	4,168	3,628	3,873
Total operating expenses	2,237	2,006	2,723	2,632	2,439

Operating income	871	1,044	1,445	996	1,434
Interest and other income (expense), net	(19)	50	63	83	15

Income before provision for (benefit from) income taxes	852	1,094	1,508	1,079	1,449
Provision for (benefit from) income taxes	91	(1,527)	(1,531)	60	406

Net income	$761	$2,621	$3,039	$1,019	$1,043

Earnings per share:
Basic	$2.63	$8.91	$10.37	$3.36	$3.39
Diluted	$2.61	$8.85	$10.30	$3.33	$3.34
Number of shares used in computation:
Basic	289	294	293	303	308
Diluted	292	296	295	306	312

Consolidated Balance Sheets Data

(in millions)

	As of December 31, 2020	As of March 31,
		2020	2019
Balance Sheets Data:
Cash and cash equivalents	$4,772	$3,768	$4,708
Short-term investments	1,938	1,967	737
Working capital	4,229	3,853	4,116
Total assets	12,420	11,112	8,957
3.70% Senior Notes due 2021, net	600	599	599
4.80% Senior Notes due 2026, net	397	397	395
Other long-term liabilities	568	590	367
Total liabilities	4,457	3,651	3,626
Total stockholders’ equity	7,963	7,461	5,331

RISK FACTORS

An investment in the notes involves certain risks. In addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors described in the 2020 Form 10-K and the Q3 2021 Form 10-Q, each of which is incorporated by reference herein, as those risk factors are amended or supplemented by the other reports and documents we file with the SEC after the date of this prospectus supplement, and the following discussion of risks, before deciding whether an investment in the notes is suitable for you. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Notes

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are our obligations exclusively and not the obligations of any of our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the indenture governing the notes will not restrict our subsidiaries from incurring unsecured indebtedness. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of December 31, 2020, our subsidiaries had no indebtedness and $841 million of other liabilities (including trade payables, but excluding intercompany obligations, deferred net revenue and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP as in effect in the jurisdiction of incorporation of such subsidiary).

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with all our other senior unsecured indebtedness, including the existing notes. The indenture governing the notes will permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness. If we incur any secured indebtedness, our assets will be subject to prior claims by our secured creditors to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure indebtedness will be available to pay obligations on the notes only after all indebtedness secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors and holders of the previously issued existing notes (to the extent then outstanding). If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes and the previously issued existing notes (to the extent then outstanding) in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

We issued $400 million aggregate principal amount of the existing notes in an offering in February 2016 and have an existing $500 million credit facility, and may incur other indebtedness in the future, including the notes being offered hereby, all of which may adversely affect our financial condition and future financial results.

In February 2016, we issued the existing notes in an aggregate principal amount of $400 million, all of which remained outstanding as of December 31, 2020. As each of the existing notes and the notes offered hereby matures, we will have to expend significant resources to either repay or refinance such notes. If we decide to refinance the existing notes or the notes offered hereby, we may be required to do so on different or less favorable terms or we may be unable to refinance such notes at all, both of which may adversely affect our financial condition.

We also have a $500 million credit facility. As of December 31, 2020, we had no outstanding borrowings under the credit facility. We may use the proceeds of any future borrowing under the credit facility for general corporate purposes or for future acquisitions or expansion of our business. Our existing and future levels of indebtedness may adversely affect our financial condition and future financial results by, among other things:

•	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

•

requiring the dedication of a greater than expected portion of our expected cash from operations to service our indebtedness, thereby reducing the amount of expected cash flow available for general corporate purposes, including capital expenditures and acquisitions; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry.

We are required to comply with the covenants set forth in the indenture governing the existing notes, the indenture governing the notes offered hereby and the credit facility. Our ability to comply with these covenants may be affected by events beyond our control. If we breach any of the covenants and do not obtain a waiver from the holders of the notes or the existing notes or the lenders under the credit facility, then, subject to applicable cure periods, any outstanding indebtedness may be declared immediately due and payable. In addition, changes by any rating agency to our credit rating may negatively impact the value and liquidity of our securities. Downgrades in our credit ratings could also restrict our ability to obtain additional financing in the future and could affect the terms of any such financing.

We may still be able to incur substantially more indebtedness.

The terms of the indenture governing the notes will not prohibit us from incurring substantial indebtedness in the future. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the existing notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

The limited covenants in the indenture governing the notes and the terms of the notes will not provide protection against some types of important corporate events and may not protect your investment.

The indenture governing the notes will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, will not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	limit our ability to incur unsecured indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	restrict our ability to enter into highly leveraged transactions.

In addition, the limitation on liens and limitation on sale and leaseback transactions covenants with respect to property held by us or our restricted subsidiaries contain exceptions that will allow us to create, grant or incur liens or security interests in a number of circumstances.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Changes in our credit ratings may adversely affect your investment in the notes.

The major debt rating agencies will routinely evaluate our debt. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and increase our corporate borrowing costs.

An increase in market interest rates could result in a decrease in the market value of the notes.

In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest generally decline in market value, and increases in market interest rates may also adversely affect the market value of fixed rate debt securities. Consequently, if you purchase notes in this offering and market interest rates increase, the market values of the notes may decline. We cannot predict the future level of market interest rates.

There may not be active trading markets for the notes.

There are currently no active trading markets for the notes. We do not intend to list the notes on any securities exchange or include them in any automated quotation system. We cannot assure you that active trading markets for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any markets that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes may be less than the price you pay for them and will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the:

•	propensity of existing holders to trade their positions in each series of the notes;

•	time remaining to the maturity of each series of the notes;

•	outstanding amount of each series of the notes;

•	redemption of each series of the notes; and

•	level, direction and volatility of market interest rates generally.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes of each series prior to maturity. We may redeem the notes of each series at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the proceeds you receive from any redemption of the notes of a series in a comparable security at an effective interest rate as high as that of the notes of such series.

The provisions in the indenture governing the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, notably that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes, following which the applicable series of notes is no longer rated “investment grade.” Except as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” the indenture will not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction. In addition, certain circumstances involving a significant change in the composition of our board of directors may not constitute a “change of control” (as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event”). In the event of any such significant change in the composition of our board of directors, unless such change otherwise constitutes a “change of control” (as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event”), the holders would not have the right to require us to repurchase their notes even if a “ratings event” occurs where the applicable series of notes ceases to be rated investment grade as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.”

We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes and may constitute an event of default under our existing or future indebtedness.

We will be required to repurchase the notes at the option of each holder upon the occurrence of a change of control repurchase event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at the time of any change of control repurchase event. In addition, our ability to repurchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to repurchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to repurchase your notes at your option upon a change of control repurchase event would be an event of default under the indenture and could cause a cross-default or acceleration under certain agreements governing our other indebtedness, including the indenture governing the existing notes and the credit facility.

You may not be able to determine when a change of control repurchase event has occurred.

The definition of change of control, which is a condition precedent to a change of control repurchase event, includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets to another individual, group or entity may be uncertain.

The negative covenants in the indenture governing the notes may have a limited effect.

The indenture governing the notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to create certain liens, enter into certain sale and leaseback transactions, and consolidate or merge with, or sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all our assets, taken as a whole, to, another person. However, the covenants limiting liens and sale and leaseback transactions will contain exceptions that will allow us and our restricted subsidiaries to incur liens with respect to certain of our assets. See “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of the Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus. In light of these exceptions and other factors described above, the negative covenants in the indenture governing the notes may have a limited effect and may not protect your investment in the notes.

We may enter into interest rate swap agreements in connection with the issuance of the notes.

In connection with the offering of the notes, we may enter into interest rate swap agreements to hedge some of our exposure to interest rate volatility, including in our portfolio of investments. These swap agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these agreements. In addition, these arrangements may not be effective in reducing our exposure to changes in interest rates and can themselves result in losses in our consolidated statement of operations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the notes will be approximately $         million after deducting the underwriting discounts and the estimated offering expenses payable by us. We intend to use such net proceeds for general corporate purposes, including but not limited to acquisitions (including, for example, the recently announced Glu transaction).

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents, short-term investments and capitalization as of December 31, 2020:

•	on a historical basis; and

•

on an adjusted basis to give effect to this offering (but not the application of the net proceeds from this offering), after deducting the underwriting discounts and the estimated offering expenses payable by us, and the redemption of our 3.70% senior notes due 2021 on February 1, 2021.

The information set forth below should be read in conjunction with our unaudited condensed consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Q3 2021 Form 10-Q, and our historical financial statements and notes to those financial statements, in each case that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2020
	Actual	As Adjusted
	(in millions, except footnotes)
Cash and cash equivalents(1)	$4,772	$

Short-term investments	$1,938	$

Debt (including current portion) and other long-term liabilities:
20 notes offered hereby	$—	$
20 notes offered hereby	—
3.70% senior notes due 2021(1)	600		—
4.80% senior notes due 2026	400
Unsecured revolving credit facility(2)	—		—
Other long-term liabilities	568

Total debt and other long-term liabilities	1,568

Total stockholders’ equity	7,963

Total capitalization	$9,531	$

(1)

As adjusted column reflects the redemption of all of the $600 million aggregate amount of our 3.70% senior notes due 2021, together with the payment of all accrued interest thereon, using $609 million of cash on hand on February 1, 2021.

(2)

On August 29, 2019, we entered into a $500 million senior unsecured revolving credit facility with a syndicate of banks. As of December 31, 2020, no amounts were outstanding under such credit facility.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement should be read in conjunction with the description of the general terms and provisions of the debt securities under the caption “Description of the Debt Securities” beginning on page 8 of the accompanying prospectus.

The notes will be issued as separate series of debt securities under an indenture, dated as of February 24, 2016 (the “base indenture”), between us and U.S. Bank National Association, as trustee (the “trustee”), to be supplemented by a supplemental indenture to be entered into concurrently with the initial issuance of the notes (the base indenture as so supplemented, the “indenture”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all the information that you may find useful. You should read the indenture and the notes, copies of which are available from us upon request. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to “we,” “us” and “our” in this section of this prospectus supplement are only to Electronic Arts Inc. and not to any of its subsidiaries.

General

The notes will have the following basic terms:

•

the notes will be our senior unsecured obligations and will rank equally with all our other existing and future unsubordinated obligations, including our 4.80% senior notes due 2026 (the “existing notes”), and any indebtedness we may incur from time to time under our senior unsecured revolving credit facility (the “credit facility”);

•	the notes will be effectively subordinated in right of payment to all our future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	the notes will be senior in right of payment to any of our indebtedness that is subordinated to the notes;

•

the notes will be structurally subordinated to all liabilities of our subsidiaries. As of December 31, 2020, our subsidiaries had no outstanding indebtedness and $841 million of other liabilities (including trade payables, but excluding intercompany obligations, deferred net revenue and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP as in effect in the jurisdiction of incorporation of such subsidiary);

•

the 20     notes initially will be limited to $             aggregate principal amount and the 20     notes initially will be limited to $             aggregate principal amount (in each case, subject to our right to issue additional notes as described under “—Further Issuances” below);

•	the 20 notes will accrue interest at a rate of % per year and the 20 notes will accrue interest at a rate of % per year;

•	the 20 notes will mature on , 20 , and the 20 notes will mature on , 20 , in each case unless redeemed or repurchased prior to such date;

•

interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the date of initial issuance of the notes), payable semi-annually in arrears on                  and                  of each year, beginning on                 , 2021;

•	we may redeem the notes of either series prior to maturity, in whole or in part, as described under “—Optional Redemption” below;

•

we may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below;

•	the notes of each series will be issued in registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof;

•

the notes of each series will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), but in certain limited circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes” below); and

•	the notes will be exchangeable and transferable at the office or agency maintained by us for such purposes (which initially will be the corporate trust office of the trustee).

Interest on the notes will be paid to the person in whose name that note is registered at the close of business on                  or                 , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” when used with respect to any note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

We do not intend to list the notes on any securities exchange or include the notes in any automated quotation system.

The notes will not be subject to any sinking fund.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their purchase.

The indenture will not contain any provisions that would limit our or our subsidiaries’ ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $5,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We will not be required to transfer or exchange any note subject to redemption during a period of 15 days before the electronic delivery or mailing of a notice of redemption. We will not be required to register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

The registered holder of a note will be treated as the owner of that note for all purposes.

Subject to applicable escheat laws, all amounts of principal of and premium, if any, and interest on the notes paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, and the holders of such notes will thereafter look solely to us for payment.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all our other existing and future unsubordinated obligations, including the existing notes and any indebtedness we may incur from time to time under the credit facility.

The notes will effectively rank junior to all our future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all liabilities of our subsidiaries. We derive a portion of our operating income and cash flow from our subsidiaries. Therefore, our ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from our subsidiaries.

In addition, claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries.

As of December 31, 2020, we had approximately $400 million of outstanding indebtedness (excluding $600 million of our 3.70% senior notes due 2021 that were redeemed on February 1, 2021), none of which was secured, and our subsidiaries had no outstanding indebtedness and $841 million of other liabilities (including trade payables, but excluding intercompany obligations, deferred net revenue and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP as in effect in the jurisdiction of incorporation of such subsidiary) to which the notes would have been structurally subordinated. After giving effect to this offering, we would have had approximately $            million of outstanding consolidated indebtedness as of December 31, 2020 (excluding $600 million of our 3.70% senior notes due 2021 that were redeemed on February 1, 2021).

Optional Redemption

We may redeem the 20     notes or the 20     notes at our option at any time in whole or from time to time in part prior to                  , 20    , or                 , 20    , respectively, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the applicable notes to be redeemed and (ii) the sum of (a) the present value of the Remaining Scheduled Payments of such notes (less accrued and unpaid interest thereon to, but excluding, the redemption date), plus (b) in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem the 20     notes or the 20     notes at our option at any time in whole or from time to time in part on or after                 , 20    , or                 , 20    , respectively, at a redemption price equal to 100% of the aggregate principal amount of the applicable notes being redeemed, plus in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the notes and the indenture.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus                  basis points for the 20     notes and                  basis points for the 20     notes.

The following terms are relevant to the determination of the redemption price.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the applicable notes to be redeemed (assuming the notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming the notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) if we obtain four or more applicable Reference Treasury Dealer Quotations, the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if we obtain fewer than four and more than one applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers, as may be appointed from time to time by us; provided, however, that if any Reference Treasury Dealer ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we will substitute another primary treasury dealer.

“Par Call Date” means with respect to the 20     notes,                 , 20    , the date that is                  prior to the maturity of the 20     notes and, with respect to the 20     notes,                 , 20    , the date that is                  prior to the maturity of the 20     notes.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and BofA Securities, Inc., each of their respective successors, and any other primary treasury dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption calculated as if the maturity date of such note was the applicable Par Call Date; provided, however, that if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date)

of the applicable Comparable Treasury Issue. In determining this rate, the Independent Investment Banker will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

In the event that we choose to redeem less than all of the notes of the applicable series, selection of the notes for redemption will be made pro rata or by lot and, in the case of notes represented by global notes, in accordance with DTC’s applicable procedures. No notes of a principal amount of $2,000 or less shall be redeemed in part.

Notice of any redemption will be delivered at least 10 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. At our written request, the trustee shall give the notice of redemption on our behalf. Notice of redemption may, at our option and discretion, be subject to one or more conditions precedent.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs with respect to a series of notes, unless we have exercised our right to redeem the notes of such series as described above, each holder of the notes of such series will have the right to require us to repurchase all or any part (equal to $2,000 and multiples of $1,000 in excess thereof) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes to be repurchased plus any accrued and unpaid interest on such notes to, but excluding, the repurchase date. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control or event that may constitute the change of control, we will deliver a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering (the “change of control offer”) to repurchase the notes on the repurchase date specified in the notice at the option of the holders, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (a “change of control notice”). The notice shall, if delivered prior to the date of consummation of the change of control, state that our obligation to repurchase the notes is conditioned on a change of control repurchase event occurring on or prior to the repurchase date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the notes as a result of a change of control repurchase event. To the extent the provisions of any such securities laws or regulations conflict with the “Purchase of Notes upon a Change of Control Repurchase Event” provisions of the indenture, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the “Purchase of Notes upon a Change of Control Repurchase Event” provisions of the indenture by virtue thereof; provided that we otherwise use commercially reasonable efforts to permit holders to exercise their rights and to fulfill our obligations in the time and in the manner specified in these provisions of the indenture to the extent permitted by such securities laws or regulations.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(1) accept for payment all the notes or portions of the notes properly tendered pursuant to our change of control notice;

(2) deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all the notes or portions of the notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly deliver to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

If holders of not less than 95% in aggregate principal amount of the outstanding notes of a series validly tender and do not withdraw such notes in a change of control offer and we, or any third party making a change of control offer in lieu of us, as described below, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the change of control offer described above, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants as described below under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants, the covenant relating to repurchases upon the occurrence of a change of control repurchase event and the covenant described in the accompanying prospectus under “Description of the Debt Securities—Merger, Consolidation or Sale of Assets,” however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We will not be required to make a change of control offer in connection with a change of control repurchase event if a third party makes such an offer in connection with such change of control repurchase event in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

The phrase “all or substantially all,” as used with respect to our assets and the assets of our subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets and the assets of our subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be uncertain.

Furthermore, holders may not be entitled to require us to repurchase their notes in certain circumstances involving a significant change in the composition of our board of directors unless such change otherwise constitutes a change of control repurchase event.

We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our future debt instruments. Furthermore, a failure to repurchase the notes upon a change of control repurchase event could constitute an event of default under either the credit facility or the indenture governing the existing notes. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes and may constitute an event of default under our existing or future indebtedness.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries; (2) the adoption of a plan by our board of directors relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate of the total voting power of our voting shares or other voting shares into which our voting shares are reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting shares or the outstanding voting shares of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where our voting shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting shares (measured by voting power) of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB– or better by S&P (or its equivalent under any successor rating categories of S&P); or, if applicable, the equivalent investment grade credit rating from any substitute rating agency.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agency” means Moody’s and S&P; provided that if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the applicable series of notes publicly available, “rating agency” will include a substitute rating agency appointed by the Company.

“rating category” means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by a substitute rating agency.

“ratings event” means that the applicable series of notes ceases to be rated investment grade by both rating agencies on any day during the period (the “trigger period”) commencing on the earlier of (a) the first public notice of the occurrence of a change of control or (b) the public announcement by us of our intention to effect a change of control, and ending 60 days following consummation of such change of control (which period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible rating downgrade by any of the rating agencies on such 60th day, such extension to last with respect to each such rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the applicable series of notes below investment grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the applicable series of notes is rated investment grade by at least one of such rating agencies in question and is not subject to review for possible downgrade by such rating agency). If either rating agency is not providing a rating of that series of notes on any day during the trigger period for any reason (subject, for the avoidance of doubt, to our right to engage a substitute rating agency as provided in this prospectus supplement), the rating of such rating agency for such series of notes shall be deemed to have ceased to be investment grade during the trigger period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“voting shares” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional 20     notes or 20     notes having the same terms as, and ranking equally and ratably with, the 20     notes or the 20     notes, as applicable, in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the 20     notes or the 20     notes, as applicable, and will vote together as one class on all matters with respect to the 20     notes or the 20     notes, as the case may be; provided that if the additional notes are not fungible with the outstanding notes of the applicable series for U.S. federal income tax purposes, the additional notes will have one or more separate CUSIP numbers.

Certain Covenants

Except as set forth below, neither we nor any of our subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on our capital stock or the capital stock of such subsidiaries, or

•	purchasing or redeeming our capital stock or the capital stock of such subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving us or any of our subsidiaries that may adversely affect the creditworthiness of the notes, except to the limited extent provided under “—Purchase of Notes upon a Change of Control Repurchase Event” above. Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes, except to the limited extent provided under “—Purchase of Notes upon a Change of Control Repurchase Event” above and in the accompanying prospectus under “Description of the Debt Securities—Merger, Consolidation or Sale of Assets.”

The indenture will contain the following principal covenants in addition to those set forth in the accompanying prospectus under “Description of the Debt Securities—Covenants”:

Limitation on Liens

We will not, and we will not permit any of our restricted subsidiaries to, create or incur any Lien upon any Principal Property of ours or any of our restricted subsidiaries (whether now existing or owned or hereafter created or acquired), in order to secure any indebtedness of ours or any of our restricted subsidiaries unless prior to or at the same time, the notes (together with, at our option, any other indebtedness or guarantees of ours or any of our subsidiaries ranking equally in right of payment with the notes or such guarantee) are equally and ratably secured with or, at our option, prior to, such secured indebtedness, until such time as such indebtedness or guarantees are no longer secured by such Lien or such Principal Property is no longer owned by us or any of our restricted subsidiaries.

The foregoing restriction does not apply to:

(1) Liens on Principal Property existing with respect to any person at the time such person becomes a direct or indirect subsidiary of ours, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2) Liens existing on Principal Property at the time of acquisition thereof or at the time of acquisition by us or any of our subsidiaries of any person then owning such Principal Property whether or not such existing Liens were given to secure the payment of the purchase price of the Principal Property to which they attach;

(3) Liens securing indebtedness of ours or any of our subsidiaries owing to us or any of our subsidiaries;

(4) Liens existing on the date of the initial issuance of the notes (excluding any additional notes);

(5) Liens on Principal Property of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries, at the time such person becomes a subsidiary of ours, or at the time of a sale, lease or other disposition of all or substantially all of the Principal Properties of a person to us or any of our subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7) Liens created to secure the notes;

(8) Liens imposed by law or arising by operation of law, such as materialmens’, workmen or repairmen, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 60 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9) Liens for taxes, assessments or other governmental charges or levies on Principal Property not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10) Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return of money bonds and other obligations of a like nature;

(11) pledges or deposits under workmen’s compensation, unemployment insurance and other social security laws or similar legislation and liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(12) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the Principal Property covered thereby in the ordinary course of business and which do not, in our opinion, materially detract from the value of such Properties;

(13) Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Principal Property subject to such Liens;

(14) Liens securing indebtedness incurred to finance the construction, acquisition (including acquisition through merger or consolidation), purchase or lease of, or repairs, improvements or additions to, Principal Property (including shares of capital stock), plant or equipment of ours or our restricted subsidiaries; provided, however, that the Lien may not extend to any other Principal Property owned by us or any of our restricted subsidiaries at the time the Lien is incurred (other than Principal Property affixed or appurtenant thereto), and the indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 18 months after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Principal Property subject to the Lien;

(15) Liens incurred to secure cash or investment management or custodial services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(16) Liens on the capital stock of a subsidiary that is not a restricted subsidiary;

(17) Liens securing Hedging Obligations designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(18) Liens securing reimbursement obligations with respect to commercial letters of credit in the ordinary course of business that encumber cash, documents and other Principal Property relating to such letters of credit and proceeds thereof;

(19) leases or subleases granted to other persons and not interfering in any material respect with our business or the business of any of our subsidiaries and which do not secure any indebtedness;

(20) Liens arising from precautionary Uniform Commercial Code filings or similar filings relating to operating leases entered into in the ordinary course of business;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection within the importation of goods in the ordinary course of business;

(22) licenses of intellectual property entered into in the ordinary course of business (including, intercompany licensing of intellectual property between ourselves and any of our subsidiaries and between our subsidiaries in connection with cost-sharing arrangements, distribution, marketing, make-sell or other similar arrangements) and which do not secure any indebtedness;

(23) any interest or title of a lessor or sublessor under any lease by us or any of our subsidiaries of real property or personal property;

(24) Liens on Principal Property incurred in connection with any transaction permitted under the “—Limitation on Sale and Leaseback Transactions” covenant described below; or

(25) any extensions, renewals or replacements of any Lien referred to in clauses (1) through (24) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (24) shall not extend to or cover any Principal Property of ours or any of our subsidiaries, as the case may be, other than the Principal Property specified in such clauses and improvements to such Principal Property.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our restricted subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such indebtedness and the retirement of any indebtedness secured by Liens (other than Liens described in clauses (1) through (25) above) that is being retired substantially concurrently with such incurrence, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (25) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 7.5% of our Consolidated Total Assets. We and our restricted subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our restricted subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the date of the initial issuance of the notes (excluding any additional notes);

(2) such transaction was for the sale and leasing back to us or any of our wholly owned subsidiaries of any Principal Property by us or a restricted subsidiary;

(3) such transaction involves a lease for not more than three years (or which may be terminated by us or our subsidiaries within a period of not more than three years);

(4) we would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above; or

(5) we apply or any restricted subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other Principal Property or assets used or useful in our or its business or to the retirement of indebtedness that is pari passu with the notes (including the notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu indebtedness, we may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to us.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our restricted subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions (not including attributable debt permitted under clauses (1) through (5) above), together with all indebtedness outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not exceed 7.5% of our Consolidated Total Assets.

SEC Reports

We shall, to the extent required by Section 314(a) of the Trust Indenture Act, file with the Trustee, within 15 days after the filing with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the SEC); provided that the delivery of materials to the Trustee by electronic means or filing of documents via the EDGAR system (or any successor electronic filing system) shall be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR (or such successor system), it being understood that delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein and the Trustee shall have no obligation to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor). If Sections 13 and 15(d) cease to apply to us, so that we no longer file those reports or other information with the SEC, we will instead provide copies of the reports and information that would have been required under Sections 13 and 15(d) of the Exchange Act to the Trustee.

Definitions

The indenture will contain the following defined terms:

“attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of the Principal Property (as determined in good faith by our board of directors) subject to such transaction, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated) and (ii) the present value assuming no such termination.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its subsidiaries on a consolidated basis as shown on or reflected on our most recent internal consolidated balance sheet, including relevant footnotes thereto (without duplication), prepared in accordance with GAAP, after giving effect to any acquisitions or dispositions occurring subsequent to the date of such balance sheet.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“indebtedness” means, with respect to any person, indebtedness of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments but not including Non-recourse Obligations), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by us or any direct or indirect subsidiaries of ours or (2) the financing of a project involving the development or expansion of our properties or properties of any direct or indirect subsidiaries of ours, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any direct or indirect subsidiary of ours or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means (1) those real properties (and adjacent facilities) of the Company and any of its restricted subsidiaries located at each of 209 Redwood Shores Parkway, Redwood City, California, United States and 4330 Sanderson Way, Burnaby, British Columbia, Canada and (2) any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, located in the United States, and owned or leased or to be owned or leased by the Company or any of its restricted subsidiaries, and in each case the net book value of which as of that date exceeds $50 million, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the board of directors of the Company (or any committee thereof duly authorized to act on behalf of such board) by resolution determines in good faith not of material importance to the total business conducted by the Company and its restricted subsidiaries, considered as one enterprise.

“restricted subsidiary” means any domestic subsidiary of ours other than any of our less than 80%-owned subsidiaries if the common stock of such subsidiary is traded on any national securities exchange or on the over-the-counter markets.

“subsidiary” of any specified person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person or a combination thereof.

Events of Default

The events of default set forth in the section entitled “Description of the Debt Securities—Events of Default” in the accompanying prospectus will not apply to the notes. Instead, each of the following will be an “event of default” under the indenture with respect to a series of notes:

(1) default for 30 days in payment of any interest installment due and payable on any note of such series;

(2) a failure to pay principal of or premium, if any, on any note of such series when due at its stated maturity date, upon optional redemption or otherwise;

(3) a failure by us to repurchase notes of such series tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth above under “—Purchase of Notes upon a Change of Control Repurchase Event”;

(4) default in our performance of any other covenant or agreement in respect of the notes of such series for 90 days after written notice has been given either to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the notes of such series then outstanding; and

(5) certain events of bankruptcy, insolvency, or reorganization involving us as set forth in the indenture.

Application of Discharge and Defeasance Provisions

The accompanying prospectus contains a section entitled “Description of the Debt Securities—Defeasance, Discharge and Termination.” That section describes provisions for the satisfaction and discharge, full defeasance and covenant defeasance of debt securities issued under the indenture. Those provisions will apply to the notes.

Modification and Waiver

The accompanying prospectus contains a section entitled “Description of the Debt Securities— Modification and Waiver.” That section describes provisions for modification, amendment, supplement or waiver of the provisions of the indenture. Those provisions will apply to the notes. In addition, we may amend or modify the indenture without the consent of any holder of notes of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, omission, defect or inconsistency, provided that the interests of the holders are not adversely affected;

•

conform the text of the indenture or the notes to any corresponding provision of this “Description of Notes” or the “Description of the Debt Securities” in the accompanying prospectus, as evidenced by an officers’ certificate;

•	provide for the issuance of additional notes of such series, subject to the limitations set forth in the indenture;

•

provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Description of the Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the notes of such series;

•	add guarantees with respect to the notes of such series;

•	provide for uncertificated notes of such series in addition to or in place of certificated notes of such series;

•	secure the notes of such series;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the interests of any holder of notes of such series; or

•	maintain the qualification of the indenture under the Trust Indenture Act.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Under certain circumstances described in the accompanying prospectus, DTC may exchange the global notes for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes, in accordance with DTC’s procedures. In the event that the global notes are exchanged for notes in certificated form, notices to holders of the notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of holders maintained by the registrar.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture and has also been appointed by us to act as registrar, transfer agent and paying agent for the notes. We and our affiliates maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business in addition to those described in the accompanying prospectus, including asset and investment management and insurance services.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, assets held for investment) by persons who purchase the notes for cash pursuant to this offering at their “issue price” (the first price at which a substantial amount of the notes of the applicable series is sold to investors for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler)).

As used herein, a “U.S. holder” means a beneficial owner of the notes that is for United States federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Except as modified for estate tax purposes (as discussed below), as used herein, the term “non-U.S. holder” means a beneficial owner of the notes that is neither a U.S. holder nor an entity classified as a partnership for United States federal income tax purposes.

If any entity or arrangement classified as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a broker or dealer in securities;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of an integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes (or a person who is an investor in such an entity);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a person required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement; or

•	a United States expatriate.

This summary is based on the Code, United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address other United States federal taxes (such as gift taxes and the Medicare contribution tax on net investment income), or the effects of any state, local or non-United States tax laws. If you are considering the purchase of notes, you should consult your tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under any other United States federal tax laws and the laws of any other taxing jurisdiction.

U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder.

Stated Interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is received or accrued, depending on your regular method of accounting for United States federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized upon the disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above to the extent not previously included in income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will, in general, be your cost for that note. Any gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a non-U.S. holder.

United States Federal Withholding Tax

Subject to the discussions of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations; and

•

either (a) you provide your name and address on an applicable Internal Revenue Service (“IRS”) Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other taxable disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base), then you will generally be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower rate under an applicable income tax treaty) of your effectively connected earnings and profits, subject to certain adjustments.

Subject to the discussion of backup withholding below, any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base), in which case you will generally be subject to United States federal income tax (and possibly branch profits tax if you are a foreign corporation) on such gain in the same manner as described above with respect to effectively connected interest; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you will generally be subject to United States federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) on such gain (which may be offset by certain United States source losses).

United States Federal Estate Tax

If you are an individual who is neither a citizen nor a resident (as specifically defined for United States federal estate tax purposes) of the United States at the time of your death, your estate generally will not be subject to United States federal estate tax on notes beneficially owned (or deemed to be beneficially owned) by you at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax,” without regard to the statement requirement described in the third bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to payments of interest on the notes and the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient). Backup withholding may apply to such payments if you fail to provide your taxpayer identification number or a certification of exempt status, or if you have failed to report in full interest and dividend income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest paid to you and the amount of tax, if any, withheld with respect to those payments generally will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments of interest on the notes that we make to you, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the required certification that you are a non-U.S. holder described above in the third bullet point under “—Non-U.S. Holders—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—United States Federal Withholding Tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. The Treasury has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of the notes, which may be relied upon by taxpayers until final regulations are issued. You should consult your tax advisor regarding these rules and whether they may be relevant to your ownership and disposition of the notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as representatives, have severally agreed to purchase from us, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite their names below:

Underwriters	Principal Amount of 20 notes	Principal Amount of 20 notes
J.P. Morgan Securities LLC	$	$
BofA Securities, Inc.

Total	$	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters, severally and not jointly, are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of     % of the principal amount of the 20    notes and     % of the principal amount of the 20    notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed     % of the principal amount of the 20    notes and     % of the principal amount of the 20    notes. After the initial offering of the notes, the offering prices and other selling terms may from time to time be varied by the representatives.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Underwriting Discounts and Expenses

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

Paid by Us
Per 20 note		%
Per 20 note		%
Total	$

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $4 million.

Stabilization, Short Positions and Penalty Bids

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters may also impose a penalty bid. This occurs when a certain underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

New Issue of Notes

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make markets in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us. Such underwriters and their affiliates have received, or will receive, customary fees, expenses and commissions for these activities and services. Affiliates of some of the underwriters are lenders under the credit facility, for which these affiliates have been and will be paid customary fees.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise), including the existing notes, and/or persons and entities with relationships with us. If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Note to Canadian Residents

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Note to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Note to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Hong Kong

The notes have not been and may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters, including the validity of the notes offered hereby, will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. The underwriters have been represented in connection with this offering by Davis Polk & Wardwell LLP, Menlo Park, California.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Electronic Arts Inc. as of March 31, 2020 and March 31, 2019, and for each of the years in the three-year period ended March 31, 2020, and the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2020, have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Their report on the consolidated financial statements refers to changes in the method of accounting for leases as of March 31, 2019 due to the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases, and for the recognition of revenue and certain costs as of April 1, 2018 due to the adoption of FASB ASC Topic 606, Revenue from Contracts with Customers.

With respect to the unaudited condensed consolidated interim financial statements for the quarterly periods ended June 30, 2020, September 30, 2020 and December 31, 2020, incorporated by reference herein, the independent registered public accounting firm, has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company’s quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2020, September 30, 2020 and December 31, 2020, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited condensed consolidated interim financial statements because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site at www.sec.gov from which interested persons can electronically access our SEC filings. Our website address is www.ea.com. The information and other content contained on, or accessible through, our website are not incorporated by reference into this prospectus supplement or the accompanying prospectus. We have included our website address in this prospectus supplement only as a textual reference and do not intend it to be an active link to our website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of securities hereby.

The following documents filed with the SEC are incorporated by reference in this prospectus supplement:

•

Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed on May  20, 2020 (including the portions of our Definitive Proxy Statement on Schedule 14A for the 2020 annual meeting of stockholders filed on June 19, 2020 incorporated by reference therein);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2020, September 30, 2020 and December 31, 2020, filed on August 10, 2020, November 10, 2020 and February 8, 2021, respectively;

•

Current Reports on Form  8-K, filed on May  11, 2020, May  29, 2020, August  7, 2020, November 5, 2020 (only with respect to Item  8.01 thereof), December 14, 2020 (excluding the information included in Item  7.01 thereof), December  18, 2020, February  2, 2021 (only with respect to Item 8.01 thereof) and February 8, 2021 (excluding the information included in Item 7.01 thereof); and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on August 22, 1989.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or exhibits furnished pursuant to Item 9.01 of Form 8-K related to such Items.

We will furnish without charge to each person to whom this prospectus supplement is delivered, including any beneficial owner, on written or oral request, a copy of any or all of the documents that has been incorporated by reference in this prospectus supplement, including exhibits to these documents. You should direct any requests for such documents to Electronic Arts Inc., Attention: Investor Relations Director, 209 Redwood Shores Parkway, Redwood City, CA 94065, telephone: (650) 628-0406.

PROSPECTUS

ELECTRONIC ARTS INC.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Securities Purchase Contracts

Warrants

Units

We may offer and sell any combination of the securities described in this prospectus in one or more series from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities. A prospectus supplement may also add to, update, supplement or clarify information contained in this prospectus.

You should read this prospectus and any prospectus supplements carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We may sell the securities to or through underwriters, dealers, agents or other third parties, or directly to purchasers, on a continuous or delayed basis through a public offering or negotiated purchases.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “EA.” Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

Investing in our securities involves certain risks. You should carefully consider the risks described under “Risk Factors” on page 3 of this prospectus as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated November 20, 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of securities described in this prospectus in one or more offerings in amounts and with prices and other terms to be determined. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the terms of the particular securities to be offered. The prospectus supplements may also add, update, change or supersede information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement as well as information described below under the heading “Where You Can Find More Information” before deciding whether to invest in any of the securities being offered.

You should rely only on the information we have provided or incorporated by reference in this prospectus, in any applicable prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional or different information. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of any offer to buy any securities other than the securities to which they relate, nor do this prospectus and any applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus is accurate on any date other than their respective dates, even though this prospectus and any applicable prospectus supplement is delivered or securities are sold on a later date.

In this prospectus, “Electronic Arts,” “EA,” “we,” “us” and “our” refer to Electronic Arts Inc., unless the context otherwise requires.

ELECTRONIC ARTS INC.

Electronic Arts is a global leader in digital interactive entertainment. We develop, market, publish and deliver games, content and services that can be played and watched on game consoles, PCs, mobile phones and tablets. We were initially incorporated in California in 1982. In September 1991, we were reincorporated under the laws of Delaware. Our principal executive offices are located at 209 Redwood Shores Parkway, Redwood City, California 94065 and our telephone number is (650) 628-1500.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in our securities, you should carefully consider the risk factors described under the caption “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, if any, which are incorporated or deemed to be incorporated by reference in this prospectus as well as any risk factors that may be set forth in any applicable prospectus supplement, and any other documents that we incorporate by reference into this prospectus. See “Where you Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement and the information incorporated by reference in this prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “intend,” “estimate”, “plan”, “predict”, “seek”, “goal”, “will”, “may”, “likely”, “should”, “could” (and the negative of any of these terms), “future” and similar expressions to identify forward-looking statements. In addition, any statements that refer to projections of our future financial performance, trends in our business, projections of markets relevant to our business, uncertain events and assumptions and other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements consist of, among other things, statements related to the impact of the COVID-19 pandemic to our business, operations and financial results, industry prospects, our future financial performance, and our business plans and objectives, and may include certain assumptions that underlie the forward-looking statements. These forward-looking statements are not guarantees of future performance and reflect management’s expectations at the time they were made. Our actual results could differ materially from those expressed in or implied by these forward-looking statements. Risks and uncertainties that may cause actual results to differ materially from the forward-looking statements are discussed under the heading “Risk Factors” of this prospectus and any applicable prospectus supplement and in the documents incorporated by reference or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement, including our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, if any. We assume no obligation to revise or update any forward-looking statement for any reason, except as required by law.

USE OF PROCEEDS

Unless otherwise specified in any applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities to which this prospectus relates for general corporate purposes. General corporate purposes may include funding for working capital, financing capital expenditures, research and development, marketing and distribution efforts and, if opportunities arise, for acquisitions or strategic alliances. Pending such uses, we may invest the net proceeds in interest bearing securities.

DESCRIPTION OF CAPITAL STOCK

Under our Amended and Restated Certificate of Incorporation (“charter”), EA is authorized to issue up to 1,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following is a summary of some of the terms of our common stock and preferred stock. This summary is not complete, and is subject to and qualified by the provisions of our charter and our Amended and Restated Bylaws (“bylaws”), which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and may be obtained as described below under the heading “Where You Can Find More Information.” The terms of our common stock and preferred stock are also subject to and qualified by the applicable provisions of the Delaware General Corporation Law, (“DGCL”).

Common Stock

As of November 13, 2020, there were approximately 289,854,134 shares of common stock issued and outstanding.

The holders of shares of common stock vote together as one class on all matters as to which common stockholders are entitled to vote. Each share of common stock is entitled to one vote in all elections of directors and on all other matters submitted to a stockholder vote. Our bylaws require us to include in our proxy materials for an annual meeting of stockholders the name of any person nominated for election to our board of directors by a stockholder or group of up to 20 stockholders who own and have owned for at least three years, at least 3% (determined as provided in our bylaws) of our outstanding shares entitled to vote in the election of directors; provided that such stockholders give us written notice (the “Proxy Access Notice”) of such request within the time period set forth in our bylaws and such stockholders and their nominees satisfy the other requirements specified in our bylaws; and provided, further, that the number of such nominees whose names appear in our proxy materials shall not exceed the greater of (x) two nominees and (y) 20% of the number of directors in office as of the date of the Proxy Access Notice, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%), in each case subject to possible reduction as provided in our bylaws.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds therefore. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The common stock currently outstanding is fully paid and nonassessable.

Preferred Stock

Pursuant to our charter, our board of directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the shares of any such series (but not below the number of shares of such series then outstanding). As of the date of this prospectus, no shares of our preferred stock were outstanding.

Anti-Takeover Effects of our Charter and Bylaws

Certain provisions of our charter and bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of EA. For example, our charter and bylaws include provisions that

•	require that actions to be taken by our stockholders must be taken at an annual or special meeting of our stockholders, and not by written consent;

•

provide that, except as otherwise required by law, special meetings of stockholders may be called only by (1) the chairman of our board of directors; or (2) our board of directors upon written request by one or more of our stockholders owning, in the aggregate, at least 25% of our outstanding common stock entitled to on the matter or matters to be brought before the proposed special meeting, determined in accordance with the provisions of the our bylaws, and who otherwise comply with such other requirements and procedures set forth in our bylaws;

•	establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors; and

•

authorize EA’s board of directors to cause the issuance of, in one or more series, preferred stock and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the debt securities and the indenture to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the debt securities to be sold by us. Unless otherwise stated, any senior debt securities and any subordinated debt securities are together referred to as “debt securities.”

General

We may issue from time to time one or more series of debt securities under an indenture, dated as of February 24, 2016, by and between us and U.S. Bank National Association, as trustee, as supplemented from time to time (the “indenture”).

The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior debt. The indenture does not limit the amount of debt securities that we may issue.

The following description of the debt securities is not complete and is subject to, and qualified in its entirety by, the detailed provisions of the indenture. The indenture is included as an exhibit to the registration statement of which this prospectus is a part. Whenever particular provisions of the indenture or terms defined in the indenture are referred to, those provisions or definitions are incorporated by reference. We urge you to read the indenture because the indenture defines your rights as a holder of debt securities, and describes in detail the terms of the debt securities summarized below. If any particular terms of the debt securities described in the applicable prospectus supplement differ from the terms described in this prospectus, then the terms described in the applicable prospectus supplement will amend, supplement or supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended.

Terms Applicable to Debt Securities

The prospectus supplement for a particular series of debt securities will contain the specific terms of the series of debt securities, which may include the following:

•	the classification as senior or subordinated debt securities and, if applicable, the subordination provisions that will apply;

•	the designation, the aggregate principal amount, the purchase price and the authorized denominations, if other than $2,000 and integral multiples of $1,000 thereafter;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the maturity date or dates;

•	the currency, currencies or currency units in which payments on the debt securities will be payable;

•	if other than the remaining outstanding principal amount, the principal amount of the debt securities that we will pay upon acceleration of their maturity;

•	if other than the trustee, the identity of each security registrar and/or paying agent;

•	the interest rate or rates, if any, or the method of determination of such rate or rates;

•	the place or places where the principal of and any interest shall be payable;

•	if applicable, the premium or discount with which such debt securities will be issued or the method of determination of such premium or discount;

•

the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

•	the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

•

any right or requirement to convert the debt securities into, or exchange the debt securities for, shares of our common stock or other securities or property and the factors considered in determining the conversion price or prices;

•	any provision relating to any security provided for the debt securities;

•	any sinking fund obligation with respect to the debt securities;

•

whether the debt securities will be issued in a transaction registered under the Securities Act of 1933 (the “Securities Act”) and any restriction or condition on the transferability of the debt securities;

•	whether the debt securities are issuable as global securities or definitive certificates and, in such case, the identity of the depositary;

•	the stock exchanges or securities associations, if any, on which the debt securities may be listed or quoted;

•	any addition to or change in the events of default, covenants or defeasance provisions in the indenture;

•	any way in which rights in respect of the debt securities are materially limited or qualified by the rights of any other authorized class of securities;

•	if applicable, any material United States federal income tax consequences; and

•	any other material terms of the debt securities, consistent with the provisions of the indenture.

Unless otherwise specified in the applicable prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

Some of the debt securities may be issued as discounted debt securities, which are debt securities sold at a substantial discount below their stated principal amount. The prospectus supplement relating to any discounted series of debt securities will describe any special consequences applicable to discounted debt securities.

The indenture does not contain any provisions that:

•	limit our ability to incur indebtedness or issue any securities;

•	require us to declare dividends or require the maintenance of any asset ratios or the creation or maintenance of reserves; or

•	provide protection in the event we choose to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Conversion and Exchange

We may issue debt securities that are convertible into or exchangeable for our common stock or preferred stock, other securities registered under the registration statement of which this prospectus is a part, property or cash, or a combination of any of them. The terms, if any, on which debt securities of any series will be convertible or exchangeable will be summarized in the prospectus supplement relating to those debt securities. Those terms may include provisions, as applicable, for conversion or exchange on a mandatory basis, at your option, or at our option, in which case the number of shares of our common stock or preferred stock, or the other securities registered under the registration statement of which this prospectus is a part, property or cash, to be received upon the conversion or exchange of those debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement. The applicable prospectus supplement will include a discussion of any material United States federal income tax consequences applicable to any such convertible or exchangeable debt securities.

Reopening of Issue

We may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including maturity date and interest rate) as debt securities issued on an earlier date. After such additional debt securities are issued, they will be fungible with the debt securities issued on the earlier date to the extent specified in the applicable prospectus supplement.

Ranking

The senior debt securities will be unsecured, and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The ranking of the subordinated debt securities will be described in the applicable prospectus supplement.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of debt securities protection in the event we have a change of control of the Company.

Covenants

The indenture provides that for so long as any debt securities remain outstanding under the indenture, or any amount remains unpaid on any of the debt securities outstanding under the indenture, we will comply with the applicable terms of the covenants contained in the indenture and, with respect to a series of debt securities, such other covenants as may be provided in the terms of that series of debt securities and described in the applicable prospectus supplement. The indenture includes the following covenants:

Payment of Securities

We will duly and punctually pay the principal of, premium, if any, and interest on the debt securities in accordance with the terms of the debt securities and the indenture.

SEC Reports

We are subject to the informational reporting requirements of Sections 13 and 15(d) under the Exchange Act, and, in accordance with those requirements, we file certain reports and other information with the SEC. See “Where You Can Find More Information” below. If Sections 13 and 15(d) cease to apply to us, so that we no longer file those reports or other information with the SEC, we will instead provide copies of the reports and information that would have been required under Sections 13 and 15(d) of the Exchange Act to the trustee.

Merger, Consolidation or Sale of Assets

We will not consolidate with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or group of affiliated persons in a single transaction or series of related transactions, unless:

•

we are the surviving entity, or, if we are not the surviving entity, the surviving entity is a corporation organized and existing under the laws of the United States, any state or the District of Columbia;

•

the surviving entity expressly assumes our obligations under the indenture and each outstanding series of debt securities and executes a supplemental indenture which is delivered, and is in form and substance reasonably satisfactory, to the trustee;

•	immediately after giving effect to the transaction, no default shall have occurred and be continuing; and

•

we or the surviving entity deliver to the trustee an officers’ certificate and an opinion of counsel, each in form reasonably satisfactory to the trustee, stating that the transaction or series of transactions and the supplemental indenture, if any, complies with the applicable provisions of the indenture and all conditions precedent provided for in the indenture have been complied with.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our properties and assets occurs in accordance with the indenture, the surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power we have under the indenture with the same effect as if such surviving entity had originally been named in the indenture and, except for any lease, we will be discharged from all obligations and covenants under the indenture and the debt securities.

Events of Default

The following constitute “events of default” under the indenture with respect to a series of debt securities:

•	default for 30 days in payment of any interest installment due and payable on any debt securities of such series;

•	default in payment of principal when due and payable on the debt securities of such series;

•

material default in our performance of any other covenant or agreement in respect of the debt securities of such series for 60 days after written notice has been given either to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the debt securities of such series then outstanding;

•	events of bankruptcy, insolvency and reorganization specified in the indenture; and

•

any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. An event of default under one series of debt securities may, but will not necessarily, constitute an event of default under any other series of debt securities.

The indenture provides that if an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to any series of debt securities, either the trustee or the registered holders of at least 25% in aggregate principal amount of that series of debt securities may, by notice in writing to us and the trustee if given by the registered holders, declare the principal amount of those debt securities, any premium and any accrued and unpaid interest on those debt securities to be due and payable immediately. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of, any premium and any accrued and unpaid interest on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any registered holder of outstanding debt securities. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to those debt securities have been cured or waived (other than the nonpayment of principal of such debt securities which has become due solely by reason of the declaration of acceleration) then the acceleration and its consequences shall be automatically annulled and rescinded.

The indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and the status of any such default. The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the debt securities or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture also provides that the registered holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the trustee in personal liability.

The indenture provides that while the trustee generally must mail notice of a default or an event of default to the registered holders of the debt securities of any series issued under the indenture within 90 days of the trustee’s knowledge of its occurrence, the trustee may withhold notice of any default or event of default (except with respect to a default in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to one or more series of debt securities if the holders of a majority in principal amount of the outstanding debt securities of each such series consent to it, except that no amendment or supplement may, without the consent of each affected registered holder of that series:

•	reduce the amount of principal we must repay or change the date of maturity;

•	reduce the rate or change the time of payment of interest;

•	change the currency of payment;

•	modify any redemption or repurchase right to the detriment of the holder;

•	reduce the percentage of the aggregate principal amount of debt securities needed to consent to an amendment, supplement or waiver; or

•

change the provisions of the indenture relating to waiver of past defaults, rights of registered holders of the debt securities to receive payments or amendments of the indenture that require the consent of registered holders of each affected series.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal, any premium or any interest on any debt security of that series or a default in respect of any provision that may not be amended without the consent of each affected registered holder of debt securities; provided, however, that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Actions by Holders

A holder of debt securities of a series may not pursue any remedy with respect to the indenture or such series (except a registered holder of debt securities of such series may bring an action for payment of overdue principal, premium, if any, or interest on its debt securities), unless:

•	the registered holder has given notice to the trustee of such series of a continuing event of default;

•	registered holders of at least 25% in principal amount of that series of debt securities have made a written request to the trustee of such series to pursue such remedy;

•	such registered holder or holders have offered the trustee of such series security or indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee of such series has not complied with such request within 60 days of such notice, request and offer; and

•

the registered holders of a majority in principal amount of that series of debt securities have not given the trustee of such series a direction inconsistent with the request during that 60-day period.

Defeasance, Discharge and Termination

Defeasance and Discharge

Unless otherwise provided in the terms of the particular series of debt securities and described in the applicable prospectus supplement, the indenture provides that we may discharge any and all of our obligations in respect of a series of debt securities, and, except with respect to certain provisions, the provisions of the indenture will no longer be in effect with respect to that series of debt securities on the 91st day after the date of the deposit with the trustee or paying agent, in trust, of money or U.S. Government Obligations in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due. Such discharge may only occur if, among other things:

•	we shall have delivered to the trustee either:

•

an opinion of outside counsel with respect to certain tax matters as described in the indenture, including that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or

•	a ruling of the Internal Revenue Service to that effect;

•	no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after the date of deposit;

•

the deposit shall not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such conditions have been complied with.

“U.S. Government Obligations” are defined under the indenture as securities that are (x) direct obligations of the United States for the payment of which its full faith and credit is pledged or (y) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States and which, in either case, are not callable or redeemable before their maturity.

Termination of Obligations in Certain Circumstances

The indenture provides that we may at any time terminate any and all obligations in respect of a series of debt securities and, except with respect to certain provisions, the provisions of the indenture will no longer be in effect with respect to that series of debt securities if that series of debt securities matures or is redeemable within one year of such time and we deposit with the trustee or paying agent, in trust, money or U.S. Government Obligations in an amount sufficient to pay the principal of, premium, if any, and accrued interest on that series of debt securities when due. Such obligations may only be terminated if, among other things:

•	no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit;

•

the deposit will not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such conditions have been complied with.

If we terminate our obligations in respect of a series of debt securities pursuant to this provision, we are not required to deliver an opinion of counsel to the effect that registered holders of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that registered holders of that series would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that they would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

Defeasance of Covenants

The terms of a series of debt securities may provide that we may omit to comply with certain provisions or covenants established with respect to that series of debt securities, and non-compliance with any such provision or covenant will not be deemed an event of default, on the 91st day following the deposit with the trustee or paying agent, in trust, of money or U.S. Government Obligations in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due. Our exercise of this option is subject to conditions specified in the indenture, including, among other things:

•

we shall have delivered to the trustee an opinion of outside counsel with respect to certain tax matters as described in the indenture, including that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of our option under this section and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if we had not exercised such option;

•	no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after the date of deposit;

•

the deposit shall not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such conditions have been complied with.

The prospectus supplement relating to that series of debt securities will describe the provisions, covenants and related events of default with respect to that series which may be defeased pursuant to this provision.

Unclaimed Money

Subject to any applicable abandoned property law, the indenture provides that the trustee will pay to us upon request any money held by the trustee for the payment of principal, premium, if any, or interest that remains unclaimed for two years. After payment to us, registered holders of debt securities entitled to such money must look to us for payment as general creditors.

Trustee and Paying Agent

U.S. Bank National Association will initially act as trustee and paying agent for the debt securities.

We will describe in the applicable prospectus supplement any material business and other relationships (including additional trusteeships) other than ordinary banking relationships and the trusteeship under the indenture, between us and any of our affiliates, on the one hand, and each trustee and paying agent under the indenture, on the other hand.

The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to that series, subject to exceptions described in the indenture. If an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care and skill a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense and then only to the extent required by the terms of the indenture.

Governing Law

The laws of the state of New York govern the indenture and will govern each series of debt securities.

Transfer and Exchange

Each debt security will be represented by either one or more global securities deposited with or on behalf of The Depository Trust Company, as Depositary (the “Depositary”), and registered in the name of the Depositary’s nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under such debt security and the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures summarized below of the Depositary or its nominee for the related global debt security and, if such person is not a direct participant of the Depositary, on the procedures of the indirect participant of the Depositary through which such person owns its interest, to exercise any rights of a holder under the indenture.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

About The Depositary

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary’s nominee. The Depositary is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	“banking organization” under the New York Banking Law;

•	member of the Federal Reserve System;

•	“clearing corporation” under the New York Uniform Commercial Code; and

•	“clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

The Depositary holds securities that its direct participants (each, a “direct participant”) deposit with the Depositary. Direct participants of the Depositary include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect participants of the Depositary (each, an “indirect participant”), such as securities brokers and dealers, banks and trust companies, can also access the Depositary’s system if they maintain a custodial relationship with a direct participant.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities:

Purchases of book-entry debt securities under the Depositary’s system must be made by or through direct participants, which will receive a credit for the book-entry debt securities on the Depositary’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the book-entry debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in book-entry debt securities, except as provided below.

Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to the nominee of the Depositary. The Depositary’s practice is to credit the account of its direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner.

The Depositary is required to make book-entry transfers allowed in accordance with the indenture and the debt securities represented by the global securities on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the book-entry debt securities. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the book-entry debt securities on your behalf. We and the trustee have no responsibility for any aspect of the actions and/or inactions of the Depositary or any of its direct or indirect participants.

So long as the Depositary’s nominee is the registered owner of the global securities representing the debt securities, the trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through the Depositary and its direct participants. We understand that, under industry practice, in the event owners of beneficial interests in debt securities wish to take any action that the Depository or its nominee is entitled to take, the Depository would authorize the applicable participants to take such action, and that such participants would authorize beneficial owners owning through such participants to take such action.

The Depositary can only act on behalf of its direct participants. Your ability to pledge book-entry debt securities to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your book-entry debt securities.

Neither the Depositary nor its nominee will consent or vote with respect to the book-entry debt securities unless authorized by a direct participant in accordance with the Depositary’s procedures. Under its usual procedures, the Depositary will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

The Depositary has agreed to the foregoing procedures in order to facilitate transfers of the book-entry debt securities among participants of the Depositary. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we will issue certificated debt securities of any series if an event of default has occurred and is continuing with respect to such series. We may also at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry systems and procedures from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

DESCRIPTION OF THE WARRANTS

We may issue warrants to purchase our debt securities, common stock, preferred stock, depositary shares or units. Unless otherwise provided in the applicable prospectus supplement, each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. Additional information regarding any warrants we may offer and the related warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares representing fractional interests in shares of our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. Depositary shares may be evidenced by depositary receipts issued pursuant to the related deposit agreement. Additional information regarding any depositary shares we may offer, the series of preferred stock represented by those depositary shares and the related deposit agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of, among other things, any of our securities described in this prospectus. Unless otherwise provided in the applicable prospectus supplement, each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, the securities specified in the applicable prospectus supplement at a specified price or prices, which may be based on a formula, all as set forth in the applicable prospectus supplement. Additional information regarding any purchase contracts we may offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units consisting of any of our other securities described in this prospectus. Additional information regarding any units that we may offer will be set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We will set forth a description of the plan of distribution of the securities that may be offered pursuant to this prospectus in the applicable prospectus supplement.

VALIDITY OF SECURITIES

The validity of the issuance of the securities offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Electronic Arts Inc. as of March 28, 2020 and March 30, 2019, and for each of the fiscal years in the three fiscal year period ended March 28, 2020, and related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of March 28, 2020, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our report on the consolidated financial statements refers to changes in the method of accounting for leases as of March 31, 2019 due to the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 842, Leases, and for the recognition of revenue and certain costs as of April 1, 2018 due to the adoption of FASB ASC Topic 606, Revenue from Contracts with Customers.

With respect to the unaudited condensed consolidated interim financial statements for the quarterly periods ended July 4 and October 3, 2020, incorporated by reference herein, the independent registered public accounting firm, has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company’s quarterly reports on Form 10-Q for the quarterly periods ended July 4 and October 3, 2020, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited condensed consolidated interim financial statements because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site at www.sec.gov from which interested persons can electronically access our SEC filings.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus constitutes part of a registration statement filed under the Securities Act. The SEC allows us to “incorporate by reference” into this prospectus the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities hereby.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.

Our Annual Report on Form 10-K for the fiscal year ended March 28, 2020, filed on May  20, 2020 (including the portions of our Definitive Proxy Statement on Schedule 14A for the 2020 annual meeting of stockholders incorporated by reference therein);

2.

Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2020, filed on August 10, 2020 and our Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2020, filed on November  10, 2020;

3.	Our Current Reports on Form 8-K filed on May 11, 2020, May 29, 2020, August 7, 2020 and November 5, 2020 (with respect to Item 8.01 only).

4.	The description of our common stock contained in our Registration Statement on Form 8-A, filed on August 22, 1989.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will furnish without charge to each person to whom this prospectus is delivered, including any beneficial owner, on written or oral request, a copy of any or all of the documents that have been incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for such documents to Electronic Arts Inc., Attention: Investor Relations, 209 Redwood Shores Parkway, Redwood City, CA 94065, telephone: (650) 628-0406

$

$             % Senior Notes due 20

$             % Senior Notes due 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan	BofA Securities

February    , 2021